Exhibit 4.9

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of October 24, 2012, is entered into by and among Green Field Energy Services, Inc., a Delaware corporation (the “Company”) MOR MGH HOLDINGS, L.L.C., a Delaware limited liability company, and MOODY MORENO & RUCKS, L.L.C., a Louisiana limited liability company (each an “Investor” and together the “Investors”).

RECITALS

WHEREAS, in connection with proposed amendments to the Indenture dated as of November 15, 2011 (the “Indenture”), among the Company, Wilmington Trust, National Association, as trustee and the subsidiary guarantor party thereto, each Investor has agreed to purchase Preferred Shares (as defined herein) on terms and conditions set forth herein; and

WHEREAS, the Company desires to issue and sell Preferred Shares to the Investors on terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises and the covenants hereinafter contained, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.01 Definitions. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Additional Purchase” is defined in Section 2.02(a).

“Aggregate Applicable Purchase Price” means, with respect to each Applicable Purchase Date, an amount equal to the amount by which $10,000,000.00 exceeds the Cash or, if applicable, cash equivalents of the Company (which, for the avoidance of doubt, shall not include any restricted cash) as of the last Business Day of such fiscal quarter as set forth on the consolidated balance sheet of the Company delivered or filed with the Company’s quarterly or annual report for such fiscal quarter.

“Agreement” is defined in the preamble hereto.

“Applicable Purchase Date” means the Business Day immediately following the date on which the Company is required under the Indenture to furnish to holders of Notes the Company’s quarterly or annual report, as applicable.

“Board” means the Board of Directors of the Company.

“Business Day” means any day which is not a Saturday, Sunday or day on which banks are authorized by law to close in the State of New York or Louisiana.

“Closing” is defined in Section 2.05.

“Closing Date” means, when used with respect to a Closing, the date of such Closing.

“Company” is defined in the preamble hereto.

“Consent Solicitation Statement” means the Consent Solicitation Statement dated as of October 5, 2012 by which the Company solicited consents from noteholders for amendments to the Indenture.

“Funding Request” is defined in Section 2.02(a).

“Governmental Entity” means any court or tribunal in any jurisdiction (domestic or foreign) or any governmental or regulatory body, agency, department, commission, board, bureau or other authority or instrumentality (domestic or foreign).

“Indenture” is defined in the recitals hereto.

“Initial Purchase” is defined in Section 2.01(a).

“Initial Purchase Price” means, for each investor, $10,000,000.00 multiplied by such Investor’s Percentage Interest.

“Investors” is defined in the preamble hereto.

“Law” means any statute, law, rule or regulation or any judgment, order, writ, injunction or decree of any Governmental Entity.

“Liquidation Preference” means $100.00 per Preferred Share.

“Material Adverse Change” means a material adverse change in the business, operations, assets, liabilities, properties, financial condition or results of operations of the Company and its subsidiaries, taken as a whole.

“Notes” means the Company’s 13% Senior Secured Notes due 2016, including any notes of the same series issued by the Company under the Indenture.

“Percentage Interest” means each Investor’s ownership interest in the Company as of the date of the Initial Purchase or each Additional Purchase, as the case may be, as represented by the percentages appearing for each Investor on Exhibit A hereto.

“Per Share Purchase Price” means the Liquidation Preference.

“Preferred Shares” means shares of preferred stock, par value $0.01 per share, of the Company.

“Purchase” is defined in Section 2.02(a).

“Supplemental Indenture” means a supplement to the Indenture dated as of October 23, 2012.

ARTICLE II.

PURCHASE AND SALE OF PREFERRED SHARES

SECTION 2.01 Initial Purchase and Sale of Preferred Shares.

(a) Each Investor agrees to purchase from the Company, and the Company agrees to sell and transfer to the Investors, the number of Preferred Shares determined by multiplying (x) the quotient of $10,000,000.00 divided by the Per Share Purchase Price by (y) such Investor’s Percentage Interest (the “Initial Purchase”). Each Investor shall pay the Initial Purchase Price for the Initial Purchase.

(b) Payment with respect to the Initial Purchase shall be made on the date hereof by wire transfer of immediately available funds to an account or accounts designated by the Company in writing to the Investors.

SECTION 2.02 Additional Purchases and Sales of Preferred Shares.

(a) On each Applicable Purchase Date prior to the earlier of (i) the date on which all outstanding Notes have been repaid in full and (ii) the date on which all outstanding Notes have been satisfied and discharged, each Investor shall purchase, and the Company shall sell and transfer to each Investor, such Investor’s pro rata share based on its Percentage Interest of the number of Preferred Shares specified by the Board in a funding request (a “Funding Request”) at a per share priced equal to the Per Share Purchase Price, subject to the terms and conditions of this Agreement (each such purchase, an “Additional Purchase” and, together with the Initial Purchase, the “Purchases”); provided that, the purchase price for all Preferred Shares purchased by the Investors pursuant to this Section 2.02 shall not exceed $15,000,000.00.

(b) Payments with respect to an Additional Purchase shall be made by wire transfer of immediately available funds to an account or accounts designated by the Company in writing to the Investors, such designation to be provided not later than at least two Business Days prior to the Applicable Purchase Date.

SECTION 2.03 Conditions of the Investors to Each Purchase. The obligation of the Investors to make any Purchase and to purchase the Preferred Shares to be purchased by each in connection therewith is subject to the prior satisfaction or waiver of the conditions contained in this Section 2.03.

(a) The Company shall have performed in all material respects all of its obligations under this Agreement required to be performed by it on or prior to the date of such Purchase.

(b) There shall have occurred no Material Adverse Change.

(c) The Supplemental Indenture shall have been executed and delivered by all parties to it.

(d) All conditions relating to the adoption of the amendments to the Indenture described in the Consent Solicitation Statement shall have been satisfied.

(e) Not less than 10 Business Days prior to any Additional Purchase, the Company shall have delivered to the Investors a Funding Request, which request shall set forth the number of and Aggregate Additional Purchase Price to be paid by the Investors for the Preferred Shares to be issued.

SECTION 2.04 Closing Conditions of the Company. The Company’s obligation to issue and sell the Preferred Shares to be issued and sold and by it hereunder on the Closing Date is subject to the satisfaction or waiver, on or before the Closing Date, of the conditions contained in this Section 2.04:

(a) The Investors shall, (i) in the case of the Initial Purchase, deliver to the Company an aggregate purchase price equal to $10,000,000.00, by wire transfer or by such other method as maybe reasonably acceptable to the Company, in immediately available funds, and (ii) in the case of any Additional Purchase, deliver to the Company an aggregate purchase price equal to the aggregate amount specified in the applicable Funding Request, by wire transfer or by such other method as maybe reasonably acceptable to the Company, in immediately available funds. Such amounts shall be paid to the account of the Company as shall have been designated in writing a reasonable time in advance to the Investors by the Company; and

(b) Each Investor shall have performed in all material respects all of his obligations under this Agreement required to be performed by him on or prior to the Closing Date.

SECTION 2.05 Closings. The closing of the Initial Purchase shall be the date hereof and the closing of each Additional Purchase hereunder shall take place on the Applicable Purchase Date (each such closing, a “Closing”).

ARTICLE III.

MISCELLANEOUS

SECTION 3.01 Survival of Agreements. All covenants, agreements, representations and warranties made in this Agreement or any certificate or instrument delivered to the Investors pursuant to or in connection with this Agreement shall survive the execution and delivery of this Agreement, the issuance, sale and delivery of the Preferred Shares, and all statements contained in any certificate or other instrument delivered by the Company hereunder or in connection herewith shall be deemed to constitute representations and warranties made by the Company.

SECTION 3.02 Further Assurances. The parties hereto agree to take such actions and execute and deliver such other documents or agreements as may be necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

SECTION 3.03 Notices. Any notice, request, demand or other communication required or permitted to be given to a party hereto pursuant to the provisions of this Agreement will be in writing and will be effective and deemed given under this Agreement on the earliest of: (a) the date of personal delivery, (b) the date of transmission by facsimile, with confirmed transmission and receipt, (c) one day after deposit with a nationally-recognized courier or overnight service such as Federal Express, or (d) five days after mailing via certified mail, return receipt requested. All notices not delivered personally or by facsimile will be sent with postage and other charges prepaid and properly addressed to the party to be notified at the address set forth for such party:

If to the Company:

Green Field Energy Services, Inc.

4023 Ambassador Caffery Parkway, Suite #200

Lafayette, LA 70503

Facsimile: 337.988.6693

Attention: Chief Financial Officer

If to MOR MGH Holdings, L.L.C:

MOR MGH HOLDINGS, L.L.C.

4023 Ambassador Caffery Parkway

Lafayette, LA 70503

Facsimile: 337.266.2188

Attn: Michel Moreno

If to Moody Moreno & Rucks, L.L.C.:

MOODY MORENO & RUCKS, L.L.C.

600 Jefferson St. Suite 1500,

Lafayette, LA 70501

Facsimile: 337.988.6726

Attn: Kevin Moody

Any party hereto (and such party’s permitted assigns) may change such party’s address for receipt of future notices hereunder by giving written notice to the other party hereto.

SECTION 3.04 Governing Law. This Agreement and the performance of the transactions and the obligations of the parties hereunder will be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to any choice of law principles.

SECTION 3.05 Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matters and supersedes all prior understandings, agreements, or representations by or among such parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

SECTION 3.06 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

SECTION 3.07 Amendments and Waivers. This Agreement may not be amended or modified, and no provisions hereof may be waived, without the written consent of the parties hereto. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party hereto to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.

SECTION 3.08 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision hereof will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party hereto or to any circumstance, is adjudged by a court, governmental body, arbitrator or mediator not to be enforceable in accordance with its terms, the parties hereto agree that the court, governmental body, arbitrator or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

SECTION 3.09 Titles and Subtitles. The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

SECTION 3.10 Construction. The parties hereto have jointly participated in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto because of the authorship of any provision of this Agreement. Any reference to any federal, state, local or foreign law will also be deemed to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context otherwise requires. The words “including,” “includes” and “include” shall be deemed to be followed by “without limitation.” Pronouns in masculine, feminine and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” herein, “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has breached, will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty or covenant.

SECTION 3.11 Remedies. The parties hereto shall have all remedies for breach of this Agreement available to them as provided by law or equity. Notwithstanding the foregoing, in no event shall the parties hereto have a right to consequential, indirect, special, incidental, exemplary or punitive damages.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:	GREEN FIELD ENERGY SERVICES, INC.

	By:	/s/ Michel B. Moreno
	Name:	Michel B. Moreno
	Title:	Chief Executive Officer

INVESTORS:
MOR MGH HOLDINGS, L.L.C.

	By:	/s/ Michel B. Moreno
	Name:	Michel B. Moreno
	Title:	Managing Member

MOODY MORENO & RUCKS, L.L.C.

	By:	/s/ Michel B. Moreno
	Name:	Michel B. Moreno
	Title:	Member

[Signature Page to Share Purchase Agreement]

Exhibit A

Percentage Interest:

Investor	Total Number of Shares of Common Stock	Percentage Interest
MOR MGH Holdings, L.L.C.	888.9	88.9%
Moody Moreno & Rucks, L.L.C	111.1	11.1%

A-1